Exhibit 3.688
CHARTER OF NORTHWEST TENNESSEE
DISPOSAL CORPORATION
     The undersigned, acting as the incorporator under the Tennessee Business Corporation Act, adopts the following charter for such corporation:
     1. The name of the corporation is Northwest Tennessee Disposal Corporation.
     2. The corporation is authorized to issue 1,000 common shares, which collectively shall have unlimited voting rights and the right to receive the net assets of the corporation upon dissolution.
     3. The street address and zip code of the corporation’s initial registered office is North Highway 51, Troy, Tennessee 38260.
     4. The corporation’s initial registered office is located in Obion County, Tennessee.
     5. The name of the corporation’s initial registered agent at that office is Kevin Sheehy.
     6. The name, address, and zip code of the incorporator is James M. Glasgow, Jr., 127 South First Street, Union City, Tennessee 38261.

     7. The street address and zip code of the principal office of the corporation is North Highway 51, Troy, Tennessee 38260.
     8. The corporation is for profit.
     Dated December 18th, 1990.

By:	/s/ James M. Glasgow
James M. Glasgow, Jr.
Incorporator

I, Vicky Long, Register of said County, do certify that the foregoing Chartir and certificate are registered in said Office in Chartir Book 4 page 445-446 that they were received Jan, 3 1991 at 9:45 o’clock am and entered in Note Book 39 Page 128. [ILLEGIBLE]
State tax $ ___ Probate fee $ ___Total $ ___
Recording fee $ 5.00
Receipt # 9412